CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                     THE THEME FACTORY, INC.



          The undersigned, David C. Merrell, President of The Theme Factory, Inc., a Nevada corporation (the "Corporation"), does hereby certify:

                                I

          Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows:

          The name of the Corporation is "Geyser Group, Ltd."

                                II

          The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes, and by Consent of Majority Stockholder pursuant to Section 78.320 of the Nevada Revised Statutes.

                               III

          The number of shares entitled to vote on the amendment was 1,418,831.

                                V

          The number of shares voted in favor of the amendment was 1,300,000, with none opposing and none abstaining.


                              /s/ David C. Merrell
                              David C. Merrell, President and Secretary



STATE OF UTAH       )
                    )  ss
COUNTY OF SALT LAKE )

          On the 28th day of February, 2001, personally appeared before me, a Notary Public, David C. Merrell, who acknowledged that he is the President and Secretary of The Theme Factory, and that he is authorized to and did execute the above instrument.


                              /s/ Sheryl Ross
                              NOTARY PUBLIC

     (Notary Seal)